Filed pursuant to Rule 433

Registration No. 333-194090

Issuer Free Writing Prospectus dated June 10, 2015

Relating to Preliminary Prospectus Supplement dated June 10, 2015

PRICING TERM SHEET

Floating Rate Notes due 2018

Issuer:	Cisco Systems, Inc.
Ticker:	CSCO
Expected Ratings (Moody’s / S&P)*:	A1/AA-
Security Type:	SEC Registered
Principal Amount:	$900,000,000
Maturity Date:	June 15, 2018
Coupon:	Three-month LIBOR + 31 bps
Public Offering Price:	100.000% of the Principal Amount
Denominations:	$2,000 and any multiple of $1,000 above that amount
CUSIP/ISIN:	17275R AY8 / US17275RAY80
Trade Date:	June 10, 2015
Settlement Date**:	June 17, 2015 (T+5)
Interest Payment Dates:	March 15, June 15, September 15 and December 15, commencing on September 15, 2015 (short first coupon)
Joint Book-Running Managers:

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Goldman, Sachs & Co.

Morgan Stanley & Co. LLC

Wells Fargo Securities, LLC

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Senior Co-Managers:

Barclays Capital Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

RBC Capital Markets, LLC

UBS Securities LLC

Co-Manager:	Mischler Financial Group, Inc.

1.650% Senior Notes due 2018

Issuer:	Cisco Systems, Inc.
Ticker:	CSCO
Expected Ratings (Moody’s / S&P)*:	A1/AA-
Security Type:	SEC Registered
Principal Amount:	$1,600,000,000
Maturity Date:	June 15, 2018
Coupon:	1.650%
Public Offering Price:	99.983% of the Principal Amount
Benchmark Treasury:	1.000% due May 15, 2018
Benchmark Treasury Price / Yield:	99-22 1⁄4 / 1.106%
Spread to Benchmark Treasury:	+ 55 bps
Yield to Maturity:	1.656%
Denominations:	$2,000 and any multiple of $1,000 above that amount

CUSIP/ISIN:	17275R AU6 / US17275RAU68
Trade Date:	June 10, 2015
Settlement Date**:	June 17, 2015 (T+5)
Interest Payment Dates:	June 15 and December 15, commencing on December 15, 2015 (short first coupon)
Make-Whole:	T+ 10 bps
Joint Book-Running Managers:

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Goldman, Sachs & Co.

Morgan Stanley & Co. LLC

Wells Fargo Securities, LLC

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Senior Co-Managers:

Barclays Capital Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

RBC Capital Markets, LLC

UBS Securities LLC

Co-Manager:	Mischler Financial Group, Inc.

2.450% Senior Notes due 2020

Issuer:	Cisco Systems, Inc.
Ticker:	CSCO
Expected Ratings (Moody’s / S&P)*:	A1/AA-
Security Type:	SEC Registered
Principal Amount:	$1,500,000,000
Maturity Date:	June 15, 2020
Coupon:	2.450%
Public Offering Price:	99.865% of the Principal Amount
Benchmark Treasury:	1.500% due May 31, 2020
Benchmark Treasury Price / Yield:	98-21 3⁄4 / 1.779%
Spread to Benchmark Treasury:	+ 70 bps
Yield to Maturity:	2.479%
Denominations:	$2,000 and any multiple of $1,000 above that amount
CUSIP/ISIN:	17275R AX0 / US17275RAX08
Trade Date:	June 10, 2015
Settlement Date**:	June 17, 2015 (T+5)
Interest Payment Dates:	June 15 and December 15, commencing on December 15, 2015 (short first coupon)
Make-Whole:	T+ 15 bps
Joint Book-Running Managers:

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Goldman, Sachs & Co.

Morgan Stanley & Co. LLC

Wells Fargo Securities, LLC

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Senior Co-Managers:

Barclays Capital Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

RBC Capital Markets, LLC

UBS Securities LLC

Co-Manager:	Mischler Financial Group, Inc.

3.000% Senior Notes due 2022

Issuer:	Cisco Systems, Inc.
Ticker:	CSCO
Expected Ratings (Moody’s / S&P)*:	A1/AA-
Security Type:	SEC Registered
Principal Amount:	$500,000,000
Maturity Date:	June 15, 2022
Coupon:	3.000%
Public Offering Price:	99.463% of the Principal Amount
Benchmark Treasury:	1.875% due May 31, 2022
Benchmark Treasury Price / Yield:	97-28 / 2.206%
Spread to Benchmark Treasury:	+ 88 bps
Yield to Maturity:	3.086%
Denominations:	$2,000 and any multiple of $1,000 above that amount
CUSIP/ISIN:	17275R AV4 / US17275RAV42
Trade Date:	June 10, 2015
Settlement Date**:	June 17, 2015 (T+5)
Interest Payment Dates:	June 15 and December 15, commencing on December 15, 2015 (short first coupon)
Make-Whole:	T+ 15 bps
Joint Book-Running Managers:

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Goldman, Sachs & Co.

Morgan Stanley & Co. LLC

Wells Fargo Securities, LLC

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Senior Co-Managers:

Barclays Capital Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

RBC Capital Markets, LLC

UBS Securities LLC

Co-Manager:	Mischler Financial Group, Inc.

3.500% Senior Notes due 2025

Issuer:	Cisco Systems, Inc.
Ticker:	CSCO
Expected Ratings (Moody’s / S&P)*:	A1/AA-
Security Type:	SEC Registered
Principal Amount:	$500,000,000
Maturity Date:	June 15, 2025
Coupon:	3.500%
Public Offering Price:	99.733% of the Principal Amount
Benchmark Treasury:	2.125% due May 15, 2025
Benchmark Treasury Price / Yield:	96-28 / 2.482%
Spread to Benchmark Treasury:	+ 105 bps
Yield to Maturity:	3.532%
Denominations:	$2,000 and any multiple of $1,000 above that amount
CUSIP/ISIN:	17275R AW2 / US17275RAW25
Trade Date:	June 10, 2015
Settlement Date**:	June 17, 2015 (T+5)
Interest Payment Dates:	June 15 and December 15, commencing on December 15, 2015 (short first coupon)
Make-Whole:	T+ 20 bps

Joint Book-Running Managers:	Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. Morgan Stanley & Co. LLC

Wells Fargo Securities, LLC J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated
Senior Co-Managers:

Barclays Capital Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

RBC Capital Markets, LLC

UBS Securities LLC

Co-Manager:	Mischler Financial Group, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**	Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Citigroup Global Markets Inc. toll free at 1-800-831-9146, (ii) Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037, (iii) Goldman, Sachs & Co. toll free at 1-866-471-2526, (iv) Morgan Stanley & Co. LLC toll free at 1-866-718-1649, (v) Wells Fargo Securities, LLC toll free at 1-800-645-3751, (vi) J.P. Morgan Securities LLC collect at 1-212-834-4533 and (vii) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322.